EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

FRIDAY, FEBRUARY 6, 2004

MPW REPORTS FISCAL SECOND QUARTER AND YEAR-TO-DATE RESULTS

HEBRON, Ohio, February 6, 2004 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced operating results for its second quarter ended December 31, 2003.

Operating Results

Total revenue was $22.3 million for the second fiscal quarter ended December 31, 2003 compared to $24.0 million for the quarter ended December 31, 2002. Loss from operations was $(29) thousand for the second quarter of fiscal 2004 compared to income from operations of $1.2 million for the second quarter of fiscal 2003. The Company reported a net loss of $(570) thousand, or $(0.05) per share, for the second fiscal quarter ended December 31, 2003, compared with net income of $271 thousand, or $0.02 per share, for the same period last year.

Revenues for the second quarter of fiscal 2004 decreased from the same prior year period primarily in the Industrial Cleaning and Facility Maintenance segment as the result of the loss of certain customers due to a combination of factors, including aggressive pricing by competitors, and decreased project work at existing customers.

The decline in operating income from the second quarter of fiscal 2003 was driven by high fixed labor costs, increased selling expenses as a result of an increased focus on business development and increased workers compensation and insurance costs. The net loss for the second quarter of fiscal 2004 was also negatively impacted by a reduction in the effective annual income tax rate from 43% to 29% to better reflect the Company’s estimate of a lower effective tax rate for the year due to changes in expected income levels. The change in the tax rate increased the net loss by approximately $350 thousand, or $0.03 per share.

Monte Black, Chairman and Chief Executive Officer, stated, “Overall, the second quarter results did not meet expectations. While results continue to remain below last year’s levels, we are working to implement several internal initiatives to drive towards improved profitability. These initiatives include increasing our sales and marketing efforts, streamlining our internal business processes and the continuation of a cost and expense reduction plan.”

Total revenue for the first six months of fiscal 2004 was $42.0 million compared with $48.0 million for the first six months of fiscal 2003. Loss from operations was $(2.3) million for the six months ended December 31, 2003 compared to income from operations of $1.4 million for the six months ended December 31, 2002. The net loss for the six months ended December 31, 2003 was $(2.0) million, or ($0.18) per share, compared with a net loss of $(2.8) million, or $(0.26) per share, for the six months ended December 31, 2002.

The net loss for the first six months of fiscal 2003 included a $2.8 million, net of tax of $1.9 million, non-cash goodwill impairment charge as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This charge was recorded as a cumulative effect of a change in accounting principle as of July 1, 2002.

Corporate Profile

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2003	June 30, 2003
	(unaudited)
ASSETS
Cash	$691	$2,726
Accounts receivable, net	13,566	17,201
Inventories	2,346	2,294
Deferred income taxes	1,560	1,461
Prepaid expenses	839	1,197
Other current assets	17	16

Total current assets	19,019	24,895

Property and equipment, net	33,071	35,120
Goodwill	6,044	6,044
Other intangibles, net	6,581	6,889
Other assets	104	122

Total assets	$64,819	$73,070

LIABILITIES
Accounts payable	$5,149	$8,218
Accrued compensation and related taxes	1,645	2,373
Current maturities of long-term debt	1,298	1,322
Other accrued liabilities	4,228	6,153

Total current liabilities	12,320	18,066

Long-term debt	18,254	18,892
Deferred income taxes	3,603	3,400
Other long-term liabilities	158	469

Total liabilities	34,335	40,827

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,958,707 and 10,939,957 shares issued and outstanding at December 31, 2003 and June 30, 2003, respectively	109	109
Additional paid-in capital	41,544	41,507
Accumulated deficit	(11,030)	(9,027)
Accumulated other comprehensive loss	(139)	(346)

Total shareholders’ equity	30,484	32,243

Total liabilities and shareholders’ equity	$64,819	$73,070

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues	$22,315	$23,982	$41,975	$48,006
Cost of services (including depreciation)	18,090	18,735	35,107	37,934

Gross profit	4,225	5,247	6,868	10,072
Selling, general and administrative expenses	4,254	4,065	9,128	8,699

Income (loss) from operations	(29)	1,182	(2,260)	1,373
Interest expense, net	278	512	561	1,013

Income (loss) from continuing operations before income taxes (benefit) and equity in loss of affiliate	(307)	670	(2,821)	360
Provision (benefit) for income taxes	263	281	(818)	151

Income (loss) from continuing operations before equity in loss of affiliate	(570)	389	(2,003)	209
Equity in loss of affiliate	—	(149)	—	(184)

Income (loss) from continuing operations	(570)	240	(2,003)	25
Income from discontinued operations, net of tax	—	31	—	43

Income (loss) before cumulative effect of change in accounting principle	(570)	271	(2,003)	68
Cumulative effect of change in accounting principle	—	—	—	(2,845)

Net income (loss)	$(570)	$271	$(2,003)	$(2,777)

Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$(0.05)	$0.02	$(0.18)	$—
Income from discontinued operations, net of tax	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	$(0.05)	$0.02	$(0.18)	$—
Cumulative effect of change in accounting principle	—	—	—	(0.26)

Net income (loss) per share	$(0.05)	$0.02	$(0.18)	$(0.26)

Weighted average shares outstanding	10,951	10,940	10,947	10,940
Weighted average shares outstanding, assuming dilution	10,951	10,958	10,947	10,976